Exhibit 99.2

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Announces Pricing of Offering
of $200 Million of Senior Notes
     MARYSVILLE, Ohio (January 11, 2010) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that it has priced its $200 million aggregate principal amount of 7.250% Senior Notes due 2018. The notes are being sold to the public at 99.254% of the principal amount thereof, to yield 7.375% to maturity. The notes will be general unsecured senior obligations of the Company. As of the issue date, the notes will be guaranteed by each of the Company’s subsidiaries that guarantees the Company’s senior secured credit facilities. The Company intends to use the net proceeds from the offering to repay outstanding borrowings under its senior secured revolving credit facility.
     The notes will mature on January 15, 2018, and may be redeemed prior to that date by the Company at applicable redemption premiums. The offering is expected to close on January 14, 2010, subject to customary closing conditions.
     BofA Merrill Lynch and J.P. Morgan served as the joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement. Copies of the prospectus and the prospectus supplement may be obtained by contacting BofA Merrill Lynch, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department, or by calling 1-800-294-1322 or J.P. Morgan, 270 Park Avenue, New York, NY 10017, or by calling (212) 834-4533. The prospectus and the prospectus supplement may also be obtained from the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales and more than 8,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com
Statement under the Private Securities Litigation Act of 1995
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plan to complete a public offering of $200 million of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including the Company’s ability to sell the notes, general economic conditions and other factors described in the Company’s reports filed with the Securities and Exchange Commission.
Contact Information
Jim King
Senior Vice President,
Investor Relations and Corporate Affairs
The Scotts Miracle-Gro Company
(937) 578-5622